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Kreps DeMaria Public Relations & Marketing
Israel Kreps, ikreps@krepspr.com
Cristina Bermudez, cbermudez@krepspr.com
305.663.3543

June 07, 2019

MERCANTIL BANK HOLDING CORPORATION
ANNOUNCES NAME CHANGE TO
AMERANT BANCORP INC.

Coral Gables, Florida – Mercantil Bank Holding Corporation (NASDAQ: AMTB and AMTBB) (the “Company”) today announced that it has changed its corporate name to Amerant Bancorp Inc. The change was approved by the Company’s stockholders at the Company’s annual stockholders’ meeting held on June 4, 2019. The Company’s Class A common stock and Class B common stock continue to trade on the Nasdaq Global Select Market under the trading symbols “AMTB” and “AMTBB,” respectively.

In October of 2018, the Company began its rebranding process and the Company’s principal subsidiaries adopted the Amerant brand. Each of the Company and its principal subsidiaries now operate under the Amerant name.

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About the Company and Amerant Bank, N.A.
The Company is a bank holding company headquartered in Coral Gables, Florida. The Company operates through its principal subsidiaries, Amerant Bank, N.A. (the “Bank”), Amerant Investments, Inc. and Amerant Trust, N.A. The Company provides individuals and businesses in the U.S., as well as select international clients, with deposit, credit and wealth management services.  The Bank, which has operated for almost 40 years, is the largest community bank headquartered in Florida.  The Bank operates 23 banking centers—15 in South Florida and 8 in the Houston, Texas area—and loan production offices in Dallas, Texas and New York, New York.
For more information, please visit www.amerantbank.com or investor.amerantbank.com.